                                                                    EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

                                      CONTACT:
                                      Martin M. Ellen
                                      Vice President and Chief Financial Officer
                                      Cabot Microelectronics Corporation
                                      630/375-6631



                     CABOT MICROELECTRONICS REPORTS RESULTS
                         FOR FOURTH FISCAL QUARTER 2002


AURORA, IL, October 24, 2002 - Cabot Microelectronics Corporation (Nasdaq:
CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its fourth fiscal quarter ended September 30, 2002.


Revenue for the fourth fiscal quarter ended September 30, 2002 was $65.3 million, up 26.9% from the fourth quarter a year ago. Net income for the quarter of $11.5 million, or $0.47 per diluted share, was up 24.1% from the fourth quarter a year ago. Compared to the near record level of revenue achieved in the third fiscal quarter of 2002, fourth quarter 2002 revenue was down 4.6%, as a result of reduced sales volumes of 8% while average selling prices increased 3.5%. This average selling price increase was primarily due to product mix.

Fourth quarter copper revenue increased 12.2% sequentially as the Company benefited from the semiconductor industry's continued ramp of this technology, while overall softening of demand in the semiconductor and data storage industries contributed to sequential revenue declines in the Company's other product lines.

Gross margins in the fourth fiscal quarter of 51.1% were slightly ahead of the 50.8% in the year ago fourth quarter, although down from the 53.0% earned in the third fiscal quarter of 2002. Included in the current fourth quarter's cost of goods sold is a $0.6 million final payment under a royalty obligation and $1.1 million of sequentially higher inventory-related expenses, mostly for the write-off of certain experimental, qualification and other products.

Operating expenses of $16.6 million were down sequentially by $0.4 million but were up $3.7 million from the year ago fourth quarter. Included in operating expenses are research and development expenses of $10.1 million in the 2002 fourth quarter, which increased by $3.8 million from the fourth quarter a year ago. This increase is primarily due to the higher level of R&D activity enabled by the Company's mid year opening of its new state-of-the-art class 1 clean room and R&D facility.

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CABOT MICROELECTRONICS REPORTS RESULTS FOR
FOURTH FISCAL QUARTER 2002...........................................PAGE 2 OF 5


For the 2002 fiscal year, revenues were $235.2 million, up 3.5% from fiscal 2001. Net income of $40.7 million in fiscal 2002 was down 2.9% from fiscal 2001. Earnings per diluted share in fiscal 2002 were $1.66 compared to $1.72 in fiscal 2001. Net income and diluted earnings per share in fiscal 2002 were reduced by $0.7 million and $0.02, respectively, resulting from the settlement of certain patent litigation in the second fiscal quarter of 2002.

"I am pleased with our financial results and accomplishments this year given the overall difficult economic environment and its impact on the semiconductor industry," stated Dr. Matthew Neville, Cabot Microelectronics Chairman, President and CEO. "We were able to benefit from the industry's continued adoption of copper technology. Our copper product revenues for the fiscal year increased 115% over fiscal 2001. Unfortunately, in the last month of our fourth quarter, some of the strengthening in our product revenues which had occurred earlier in the spring and summer did not hold, and it also now appears we are entering fiscal 2003 with customers decreasing their level of demand for our products from these earlier levels. However, as a result of our many product development activities this year and the investments we've made that have furthered our research and development capabilities, I believe that we are well positioned to benefit from an industry recovery when it occurs.

"I am also pleased with a milestone reached in the fourth quarter in our pad program, through a distribution agreement we entered into with Freudenberg Nonwovens Limited, an existing pad supplier to the industry. Freudenberg's current products meet the needs of certain of the industry's existing pad applications, and we bring a strong channel to market for these products. We currently expect to have revenues from this program in 2003.

"In addition, we believe our position in the marketplace is strong. We have maintained our dedicated focus to meeting the technology needs of our customers and believe we have supported those initiatives with appropriate investments. For these reasons, we are optimistic about fiscal 2003," concluded Neville.

CONFERENCE CALL
Cabot Microelectronics' quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call and a subsequent replay will be available via Webcast at www.cabotcmp.com or www.ccbn.com. For assistance, call 1-630-499-2600.

ABOUT CABOT MICROELECTRONICS
Cabot Microelectronics Corp., headquartered in Aurora, Ill., is the leading supplier of CMP slurries for polishing various materials used in semiconductor manufacturing processes. These products enable IC manufacturers to make smaller, faster and more complex devices and improve their production processes. For more information on Cabot Microelectronics, visit www.cabotcmp.com or call 1-630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward-looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of this market, international events, new product introductions and development of new products and technologies by Cabot Microelectronics. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause the actual results to differ materially from those described by these forward-looking statements. In particular, see "Risks Relating to our

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CABOT MICROELECTRONICS REPORTS RESULTS FOR
FOURTH FISCAL QUARTER 2002...........................................PAGE 3 OF 5


Business" in Management's Discussion and Analysis in our quarterly report on Form 10Q for the quarter ended June 30, 2002 and our Annual Report on Form 10K for the fiscal year ended September 30, 2001, both filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.

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[Tables to follow]





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CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)


                                                             Quarter Ended (unaudited)          Twelve Months Ended
                                                        ----------------------------------     ---------------------
                                                        Sept. 30,    June 30,     Sept. 30,    Sept. 30,    Sept. 30,
                                                          2002         2002         2001         2002         2001
                                                        ---------    --------     ---------    ---------    ---------
  Revenue                                               $ 65,264     $ 68,377     $ 51,411     $235,165     $227,192

  Cost of goods sold                                      31,946       32,113       25,305      113,067      108,419
                                                        --------     --------     --------     --------     --------

       Gross profit                                       33,318       36,264       26,106      122,098      118,773

  Operating expenses:

     Research and development                             10,102       10,190        6,297       33,668       25,805

     Selling and marketing                                 2,469        2,470        2,292        9,667        8,757

     General and administrative                            3,917        4,260        4,106       17,458       21,054

     Litigation settlement                                     -            -            -        1,000            -

     Amortization of goodwill and other intangibles           74           90          179          345          718
                                                        --------     --------     --------     --------     --------

       Total operating expenses                           16,562       17,010       12,874       62,138       56,334
                                                        --------     --------     --------     --------     --------

  Operating income                                        16,756       19,254       13,232       59,960       62,439

  Other income (expense), net                                 71        1,160          208          763        1,049
                                                        --------     --------     --------     --------     --------

  Income before income taxes                              16,827       20,414       13,440       60,723       63,488

  Provision for income taxes                               5,377        7,147        4,217       20,038       21,586
                                                        --------     --------     --------     --------     --------

       Net income                                       $ 11,450     $ 13,267     $  9,223     $ 40,685     $ 41,902
                                                        ========     ========     ========     ========     ========


Basic earnings per share                                $   0.47     $   0.55     $   0.38     $   1.68     $   1.76
                                                        ========     ========     ========     ========     ========

Weighted average basic shares outstanding                 24,231       24,193       24,043       24,160       23,824
                                                        ========     ========     ========     ========     ========


Diluted earnings per share                              $   0.47     $   0.54     $   0.38     $   1.66     $   1.72
                                                        ========     ========     ========     ========     ========

Weighted average diluted shares outstanding               24,501       24,521       24,510       24,565       24,327
                                                        ========     ========     ========     ========     ========


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CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands)

                                                                               September 30,    September 30,
                                                                                    2002            2001
                                                                               -------------    -------------
                            ASSETS:

Current assets:
      Cash and cash equivalents                                                   $ 69,605        $ 47,677
      Accounts receivable, net                                                      26,082          26,735
      Inventories, net                                                              21,959          16,806
      Other current assets                                                           5,637           5,236
                                                                                  --------        --------
            Total current assets                                                   123,283          96,454


Property, plant and equipment, net                                                 132,264          97,426

Other long-term assets                                                               2,838           2,801
                                                                                  --------        --------
            Total assets                                                          $258,385        $196,681
                                                                                  ========        ========


            LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
      Accounts payable                                                            $ 11,748        $ 13,557
      Capital lease obligation                                                       1,585               -
      Accrued expenses, income taxes payable and other current liabilities          17,238          12,809
                                                                                  --------        --------
            Total current liabilities                                               30,571          26,366


Long-term debt                                                                       3,500           3,500

Capital lease obligation                                                             8,865               -

Deferred income taxes and other long-term liabilities                                1,943             528
                                                                                  --------        --------
            Total liabilities                                                       44,879          30,394

Stockholders' equity                                                               213,506         166,287
                                                                                  --------        --------
            Total liabilities and stockholders' equity                            $258,385        $196,681
                                                                                  ========        ========